                                                      Registration No. 333-_____
      As filed with the Securities and Exchange Commission on June 3, 1996

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ------------

                                    FORM S-8

             Registration Statement Under The Securities Act of 1933

                               ------------------

                            PATHOGENESIS CORPORATION
             (Exact name of registrant as specified in its charter)

           Delaware                                      91-1542150
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or  organization)

                                 Wilbur H. Gantz
                            PathoGenesis Corporation
                             201 Elliott Avenue West
                            Seattle, Washington 98119
                                 (206) 467-8100
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices and agent for service)

                            PATHOGENESIS CORPORATION
                             1992 STOCK OPTION PLAN
                                       AND
                            PATHOGENESIS CORPORATION
                1996 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
                            (Full title of the Plans)

                                    Copy to:
                              Stephen H. Kay, Esq.
                  Squadron, Ellenoff, Plesent & Sheinfeld, LLP
                                551 Fifth Avenue
                            New York, New York 10176
                                 (212) 661-6500

                         CALCULATION OF REGISTRATION FEE
======================================================================================================================
                                                            Proposed
                                      Amount                 Maximum                 Amount of
Title of Securities                    To Be                Aggregate               Registration
To Be Registered                  Registered (1)         Offering Price (2)(3)         Fee (3)
- ----------------------------------------------------------------------------------------------------------------------
 Common Stock, par
 value $.001 per share         1,500,000 shares (4)       $19,231,709                $6631.63
- ----------------------------------------------------------------------------------------------------------------------
 Common Stock, par
 value $.001 per share           300,000 shares (5)       $ 5,020,840                $1731.32
======================================================================================================================

(1) Plus such indeterminate number of shares pursuant to Rule 416 as may be issued in respect of stock splits, stock dividends and similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 on the average high and low prices for the Common Stock, as reported on the Nasdaq National Market on May 30, 1996.

(3) Based upon the actual prices at which the 1,283,541 shares subject to options currently outstanding under the 1992 Stock Option Plan (the "1992 Plan") and the 1996 Stock Option Plan for Non-Employee Directors (the "1996 Plan") are exercisable and assuming that the 516,459 shares underlying options remaining available for grants under the 1992 Plan and the 1996 Plan are exercisable for $17.31 per share.

(4) The number of shares of Common Stock being registered represents the shares of Common Stock that may be issued on the date hereof under the 1992 Plan pursuant to options issued or to be issued under the 1992 Plan.

(5) The number of shares of Common Stock being registered represents the shares of Common Stock that may be issued on the date hereof under the 1996 Plan pursuant to options issued (which options are currently subject to stockholder approval) or to be issued under the 1996 Plan.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The document(s) containing information specified by Part I of this Form S-8 Registration Statement (the "Registration Statement") has been or will be sent or given to participants in the Plans as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act"). Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of
Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                EXPLANATORY NOTE

         This Registration Statement includes a Prospectus, prepared in accordance with the requirements of Form S-3, which, pursuant to General Instruction C of Form S-8, may be used for (i) the offer and sale by certain officers and directors of the Company who may be deemed to be "affiliates" of the Company, as that term is defined in Rule 405 under the Securities Act, of securities registered hereunder and (ii) reoffers and resales by certain participants in the 1992 Plan of shares of Common Stock, which shares are "restricted securities" as defined in Rule 144 under the Securities Act, issued upon the exercise of options granted pursuant to the 1992 Plan.

                            PATHOGENESIS CORPORATION

                      ------------------------------------

                    COMMON STOCK (PAR VALUE $.001 PER SHARE)

                      ------------------------------------

      UP TO 1,500,000 SHARES OF COMMON STOCK UNDER PATHOGENESIS CORPORATION
                             1992 STOCK OPTION PLAN
                                       AND
       UP TO 300,000 SHARES OF COMMON STOCK UNDER PATHOGENESIS CORPORATION
                1996 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

         This Prospectus relates to (i) offers and sales of shares of Common Stock, par value $.001 per share (the "Common Stock"), of PathoGenesis Corporation, a Delaware corporation (the "Company"), that have been or will be acquired by certain officers and directors (the "Management Selling Security-Holders") who may be deemed to be "affiliates" of the Company, as defined in Rule 405 under the Securities Act of 1933 (the "Securities Act"), upon exercise of options (the "Options") granted pursuant to the PathoGenesis Corporation 1992 Stock Option Plan (the "1992 Plan") and pursuant to the PathoGenesis Corporation 1996 Stock Option Plan for Non-Employee Directors (the "1996 Plan") and (ii) reoffers and resales by certain participants (the "Plan Selling Security-Holders," and together with the Management Selling Security-Holders, the "Selling Security-Holders") in the 1992 Plan of shares of Common Stock, which shares are "restricted securities" as defined in Rule 144 under the Securities Act, issued upon the exercise of Options granted pursuant to the 1992 Plan. See "Selling Security-Holders."

         The Common Stock is quoted on the Nasdaq National Market(R) (the "Nasdaq National Market") under the symbol "PGNS." The closing sales price for the Common Stock on May 30, 1996 was $17 1/8 per share.

         Shares covered by this Prospectus may be offered and sold from time to time directly by the Selling Security-Holders or through brokers on the Nasdaq National Market or otherwise at the prices prevailing at the time of such sales. No specified brokers or dealers have been designated by the Selling Security-Holders, and no agreement has been entered into in respect of brokerage commissions or for the exclusive or coordinated sale of any securities which may be offered pursuant to this Prospectus. The net proceeds to the Selling Security-Holders will be the proceeds received by them upon such sales, less brokerage commissions, if any. The Company will pay all expenses of preparing and reproducing this Prospectus, but will not receive any of the proceeds from sales by any of the Selling Security-Holders. The Selling Security-Holders, and any broker-dealers, agents, or underwriters through whom the Shares are sold, may be deemed "underwriters" within the meaning of the Securities Act with respect to securities offered by them, and any profits realized or commissions received by them may be deemed underwriting compensation. See "Plan of Distribution."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THE COMMON STOCK OFFERED HEREBY INVOLVES A SUBSTANTIAL DEGREE OF RISK. SEE "RISK FACTORS."

         No dealer, salesman, or any other person has been authorized to give any information or to make any representation other than as contained or incorporated by reference herein and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities by anyone in any jurisdiction in which such offering may not lawfully be made. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or the information herein since the date hereof. See "Risk Factors."

             -------------------------------------------------------
                  The date of this Prospectus is June 3, 1996

                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement (the "Registration Statement") under the Securities Act with respect to the offering and sale from time to time of the Shares. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and to the exhibits filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document which has been filed or incorporated by reference as an exhibit to the Registration Statement are qualified in their entirety by reference to such exhibits for a complete statement of their terms and conditions. Additionally, the Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information statements with the Commission. Copies of such materials may be inspected without charge at the offices of the Commission, and copies of all or any part thereof may be obtained from the Commission's public reference facilities at 450 Fifth Street, N.W., Washington D.C. 20549 or at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of the fees prescribed by the Commission. In addition, the Common Stock is quoted on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         Incorporated herein by reference and made a part of this Prospectus are the following: (1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (2) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; (3) the Company's Current Report on Form 8-K dated March 6, 1996; and (4) the description of the Common Stock, which is registered under Section 12 of the Exchange Act, contained in the Company's Registration Statement on Form 8-A filed with the Commission on November 3, 1995. All documents subsequently filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby will be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in any document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

         The Company will provide without charge to each person who receives a prospectus, upon written or oral request of such person, a copy of the information that is incorporated by reference herein (not including exhibits to the information that is incorporated by reference herein). Requests for such information should be directed to: PathoGenesis Corporation, 201 Elliott Avenue West, Seattle, Washington 98119; Attention: Secretary. The Company's telephone number is: (206) 467-8100.

                                   THE COMPANY

         The following summary is qualified in its entirety by reference to the more detailed information and the financial statements and the related notes appearing elsewhere in this Prospectus or incorporated herein by reference. Each prospective investor is urged to read this Prospectus in its entirety. Investment in the securities offered hereby involves a high degree of risk. See "Risk Factors."

         PathoGenesis Corporation ("PathoGenesis" or the "Company") develops drugs for the treatment of serious human infectious diseases where there is a significant need for improved therapy. The Company is currently focusing on the development of three drug candidates, the most advanced of which is TOBI(TM) (tobramycin for inhalation). The indications addressed by these drug candidates include chronic lung infections in cystic fibrosis patients, Mycobacterium avium complex (MAC) infections in AIDS patients and tuberculosis. The Company seeks to shorten drug discovery and development processes through the application of four key investigative and developmental strategies: (i) using advanced molecular biological and genetic techniques as a platform to identify new approaches to the treatment of known pathogens and to detect new pathogens; (ii) applying "smart screen" technology to accelerate the screening of drug candidates; (iii) using advanced combinatorial chemistry for medicinal applications; and (iv) using clinical trials design and regulatory considerations to select drug candidates for licensing and development.

                                  RISK FACTORS

         This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in the forward-looking statements as a result of certain uncertainties set forth below and elsewhere in this Prospectus. An investment in the Shares is highly speculative, involves a high degree of risk. Prospective investors, prior to making an investment decision, should carefully consider the following risk factors, in addition to the other information set forth in this Prospectus, in connection with an investment in the Common Stock offered hereby.

         EARLY STAGE OF DEVELOPMENT; CONTINUING OPERATING LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY. The Company currently has no sources of operating revenues and has incurred net operating losses since its inception in December 1991. At March 31, 1996, the Company had an accumulated deficit of $51,311,620. Such losses have resulted principally from costs incurred in research and development and clinical trials and from general and administrative costs associated with the Company's operations. The Company expects that operating losses will continue and increase for at least the next few years as its research, product development, clinical testing and marketing activities expand. The Company's ability to achieve profitability will depend in part on its ability to obtain regulatory approvals for its drug candidates and to develop the capability to manufacture and market any approved products either by itself or in collaboration with third parties. There can be no assurance if or when the Company will receive any regulatory approvals required for the clinical development, commercial manufacturing or marketing of its proposed products, or achieve profitability. Accordingly, the extent of future losses and the time required to achieve profitability is highly uncertain.

         ABSENCE OF PRODUCTS; PRODUCT DEVELOPMENT RISKS. Some of the Company's drug candidates are currently undergoing clinical trials while others are currently in research. The Company's current drug candidates, other than TOBI, are not expected to be commercially available for at least several years, and TOBI is not expected to be commercially available for approximately two years, if ever. The Company has not begun to market or generate revenues from the commercialization of any products. The majority of the Company's drug candidates will require significant additional research and development and laboratory testing, and all of its drug candidates will require significant clinical testing and regulatory approval prior to commercialization. The Company commenced two Phase III multi-center clinical trials of its most advanced drug candidate, TOBI, a novel, stable, premixed formulation of the antibiotic tobramycin for delivery by inhalation, in July 1995; however, there can be no assurance that results obtained in these studies, or any other multi-center studies that may be conducted by the Company, will be consistent with the results obtained in earlier human clinical trials. Furthermore, results of preclinical studies are not necessarily indicative of results that will be obtained in human clinical trials. Adverse or inconclusive clinical trial results concerning any of the Company's drug candidates could significantly delay the filing for marketing approval for such drug candidate with the United States Food and Drug Administration (the "FDA") or result in a filing for a narrower indication. In such event, further studies would have to be conducted with respect to the excluded indications to support any filing of a supplemental application covering such indications. There can be no assurance that the Company's research and development, preclinical testing or clinical trials will be successfully completed, that regulatory approvals will be obtained or will be as broad as sought, that the Company's products will be capable of being produced in commercial quantities at reasonable costs or that any products, if introduced, will achieve market acceptance.

         The Company's drug candidates and future product development efforts are subject to the risks of failure inherent in the development of pharmaceutical products. These risks include the possibilities that any or all of the Company's drug candidates will be found to be ineffective, unsafe, toxic or otherwise fail to meet applicable regulatory standards or receive necessary regulatory clearances; that the drug candidates, if safe and effective, will be difficult to develop into commercially viable products, to manufacture on a large scale or be uneconomical to market; or that proprietary rights of third parties will preclude the Company from marketing such drug candidates. There is, therefore, substantial risk that the Company's product development efforts will not prove to be successful. Moreover, the Company is seeking to develop new treatments for conditions that are also the subject of research and development efforts by other companies and entities. The Company's competitors may succeed in developing technologies or products that are more effective or cost effective than those of the Company. Rapid technological changes or developments by others may result in the Company's drug candidates becoming obsolete or noncompetitive.

         DEPENDENCE ON LEAD DRUG CANDIDATES; CLINICAL TRIALS. The Company's most advanced drug candidates are TOBI and PA-1648. A Phase II clinical trial for TOBI in cystic fibrosis patients was completed in October 1994, and the Company initiated two Phase III multi-center clinical trials in July 1995. There can be no assurance that such Phase III clinical trials will be successfully completed, that further clinical studies will not be needed for TOBI for cystic fibrosis patients, or that any such clinical trials will lead to FDA approval. The Company must also successfully complete its long-term animal toxicology studies of TOBI. Although such studies are under way, there can be no assurance as to their successful completion. Furthermore, there can be no assurance that the Company will be successful in its efforts to develop TOBI for other indications. The Company's Investigational New Drug ("IND") application for PA-1648 was approved by the FDA in April 1995, and the Company commenced Phase I clinical trials in the same month; however, the Company does not anticipate completing Phase I clinical trials for PA-1648 until the end of the third quarter of 1996. The remainder of the Company's drug candidates are still in early stages of research and preclinical development. The Company is, therefore, dependent on the successful completion of its Phase III clinical trials and filing for and obtaining regulatory approvals of TOBI to generate revenues while it continues the research, development and regulatory approval processes for other drug candidates. Although the Company is currently seeking to develop other drug candidates and to expand the number of drug candidates it has under development, there can be no assurance that it will be successful in such development or expansion.

         GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVAL. The production and marketing of the Company's products, as well as its ongoing research and development activities, are subject to regulation by governmental agencies, including the FDA in the United States and regulatory authorities in other counties. Any potential therapeutic product developed by the Company will be subject to rigorous preclinical and clinical testing and approval pursuant to regulations administered by the FDA, comparable agencies in other countries and, to a lesser extent, by state regulatory authorities. The approval process for the Company's drug candidates is likely to involve significant expenditures. In July 1995, the Company initiated Phase III clinical trials in cystic fibrosis patients of its most advanced drug candidate, TOBI. At present, the Company anticipates that such clinical trials should be completed by the end of the third quarter of 1996. If such clinical trials and the Company's proposed long-term (180-day) animal toxicology study are successfully completed, at present, the Company would expect to file a New Drug Application ("NDA") for TOBI with the FDA in the first half of 1997. No assurance can be made that the Company will be able to complete successfully the clinical development of TOBI for cystic fibrosis patients and file its NDA in the foregoing time frame, or at all. Furthermore, the Company cannot predict with any degree of certainty when it might be in a position to file any NDA with respect to any other drug candidate or the length of time involved between the filing of any NDA and obtaining any FDA approval. The cost to the Company of conducting human clinical trials for any potential product can vary dramatically based on a number of factors, including the order and timing of clinical indications pursued and the extent of development and financial support, if any, from corporate partners. The Company may have difficulty obtaining sufficient patient populations, clinicians or support to conduct its clinical trials as planned and may have to expend substantial additional funds to obtain access to such resources, or delay or modify its plans significantly.

         The effect of government regulation may be to delay marketing of the Company's proposed products for a considerable period of time, to impose costly procedures upon the Company's activities and to furnish a competitive advantage to other companies that compete with the Company. There can be no assurance that FDA or other regulatory authority approval for any product candidates developed by the Company will be granted on a timely basis or at all. Any delay in obtaining or any failure to obtain such approvals would materially and adversely affect the marketing of the Company's drug candidates and the Company's business, financial position or results of operations. In addition, legislation may be enacted in the future which might adversely affect the Company's ability to develop, manufacture or market its drug candidates. Any FDA approvals that may be granted will be subject to continual review, and later discovery of previously unknown problems may result in withdrawal of products from marketing.

         UNCERTAIN ABILITY TO MEET CAPITAL NEEDS. The Company will require substantial additional funds for its research and product development programs, preclinical and clinical testing, operating expenses, regulatory clearances and manufacturing and marketing programs. The Company's capital requirements will depend on numerous factors, including the progress of its research and development programs; the progress of preclinical and clinical testing; the time and cost involved in obtaining regulatory approvals; the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; competing technological and market developments; changes and developments in the Company's existing collaborative, licensing and other relationships and the terms of any new collaborative, licensing and other arrangements that the Company may establish; and the development of commercialization activities and arrangements. Moreover, the Company's fixed commitments, including salaries and fees for current employees and consultants, rent, payments under license agreements and other contractual commitments, are substantial and are likely to increase as additional agreements are entered into and additional personnel are retained. The Company believes that its available cash, cash equivalents, short-term investments and investment income, should be sufficient to meet its operating expenses and capital expenditures through the second quarter of 1998. However, the Company's cash requirements may vary materially from those now planned because of results of research and development, results of product testing, relationships with strategic partners, changes in the focus and direction of the Company's research and development programs, competitive and technological advances, the FDA and foreign regulatory process and other factors.

         The Company may need to raise substantial additional capital to fund its future operations. The Company may seek such additional funding through public or private financings or collaborative, licensing and other arrangements with corporate partners. If additional funds are raised by issuing equity securities, further dilution to existing stockholders will result and future investors may be granted rights superior to those of existing stockholders. There can be no assurance, however, that additional financing will be available when needed, or if available, will be available on acceptable or affordable terms. Insufficient funds may prevent the Company from implementing its business strategy or may require the Company to delay, scale back or eliminate certain of its research and product development programs or to license to third parties rights to commercialize products or technologies that the Company would otherwise seek to develop itself.

         DEPENDENCE ON LICENSES; POTENTIAL NEED FOR ADDITIONAL PARTNERS OR COLLABORATORS. The Company has obtained, and intends to obtain in the future, licensed rights to certain proprietary technologies from other entities, individuals and research institutions to which it will be obligated to pay royalties and milestone payments if it develops products based upon the licensed technology. Furthermore, the Company's strategy for the research, development and commercialization of its drug candidates may require the Company to enter into various arrangements with corporate and academic collaborators, licensors, licensees and others, and the Company may, therefore, be dependent upon the subsequent success of these third parties in performing their responsibilities. There can be no assurance that the Company will be able to enter into collaborative, license or other arrangements that the Company deems necessary or appropriate to develop and commercialize its drug candidates, or that any or all of the contemplated benefits from such collaborative, license or other arrangements will be realized. Certain of the collaborative, license or other arrangements that the Company may enter into in the future may place responsibility on the Company's collaborative partners for preclinical testing and human clinical trials and for the preparation and submission of applications for regulatory approval for potential pharmaceutical or other products. Should any collaborative partner fail to develop or commercialize successfully any drug candidate to which it has rights, the Company's business may be materially adversely affected. There can be no assurance that collaborators will not pursue alternative technologies or drug candidates either on their own or in collaboration with others, including the Company's competitors, as a means for developing treatments for the diseases sought to be addressed by the Company's programs.

         UNCERTAIN ABILITY TO PROTECT PATENTS AND PROPRIETARY TECHNOLOGY AND INFORMATION. Because of the substantial length of time and expense associated with bringing new products through development and regulatory approval to the market place, the pharmaceutical industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. The Company's ability to compete effectively depends on its success in protecting its proprietary technology, both in the United States and abroad. The patent positions of pharmaceutical firms generally are highly uncertain and involve complex legal and factual questions. The Company intends to file applications as appropriate for patents covering the composition of matter or uses of its drug candidates, its proprietary processes and any gene sequences that it discovers. The Company has eight patent applications pending with the United States Patent and Trademark Office ("PTO"), and the Company has been issued three patents. The Company has filed, and intends to continue to file, patent applications in certain foreign jurisdictions. There can be no assurance that the PTO will grant the Company's pending patent applications or that the Company will obtain any patents for which it applies. No assurance can be given that patents issued to or licensed by or to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide any competitive advantage.

         The Company also relies on trade secrets, know-how and continuing technological advancement to maintain its competitive position. Although the Company has entered into confidentiality and invention agreements with its employees and consultants, no assurance can be given that such agreements will be honored or that the Company will be able to effectively protect its rights to its unpatented trade secrets and know-how. Moreover, no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets, know-how and proprietary technology.

         In addition to protecting its trade secrets, know-how and proprietary technology, the Company may be required to obtain licenses to patents or other proprietary rights from third parties. No assurance can be given that any licenses required under any patents or proprietary rights would be made available on acceptable terms, if at all. If the Company does not obtain required licenses, it could encounter delays in product development while it attempts to design around blocking patents, or it could find that the development, manufacture or sale of products requiring such licenses could be foreclosed.

         The Company may, from time to time, support and collaborate in research conducted by universities and by governmental research organizations. There can be no assurance that the Company will have or be able to acquire exclusive rights to the inventions or technical information derived from such collaborations or that disputes will not arise as to rights in derivative or related research programs conducted by the Company or such collaborators.

         In addition, the Company could incur substantial costs in defending any patent infringement suits or in asserting any patent rights, including those granted by third parties. The PTO could institute interference proceedings against the Company in connection with one or more of the Company's patent applications, and such proceedings could result in an adverse decision as to priority of invention. The PTO could also institute reexamination proceedings against the Company in connection with one or more of the Company's patents and such proceedings could result in an adverse decision as to the validity or scope of the patents.

         UNCERTAINTY OF ORPHAN DRUG STATUS. On October 13, 1994, the Company received an Orphan Drug designation from the FDA for the use of tobramycin for inhalation in the treatment of pulmonary infections in cystic fibrosis patients. The Orphan Drug designation will provide the Company with a seven-year marketing exclusivity in the United States if the Company is the first FDA-approved applicant for the drug for the specified indication. In July 1995, the Company commenced Phase III clinical trials of TOBI for the treatment of chronic lung infections in cystic fibrosis patients. While the Company is not aware of any other companies that have sought Orphan Drug designation for this drug for this indication, there can be no assurance that other companies will not seek such designation in the future.

         Tobramycin is a generic drug currently FDA-approved for intravenous and intrathecal (injection into spinal fluid) use. These formulations of tobramycin can be modified by pharmacists, physicians or patients for inhalation use. Although this practice is not an FDA-approved use, there are no assurances that this practice would not continue and would not have a material adverse effect on reimbursement levels, sales and market acceptance of TOBI. In addition, the Company could incur substantial costs in asserting any rights to prevent such uses it may have under the Orphan Drug Act.

         UNCERTAINTY OF PHARMACEUTICAL PRICING AND RELATED MATTERS; NEED FOR REIMBURSEMENT. The future revenues and profitability of, and availability of capital for, pharmaceutical companies such as the Company may be affected by the continuing efforts of governmental and private third-party payors to contain or reduce the costs of health care through various means. For example, in certain foreign markets the pricing and profitability of prescription drugs is subject to government control. There have been, and the Company expects there will continue to be, a number of federal and state proposals to control the cost of drugs through governmental regulation. It is uncertain what form any health care reform legislation may take or what actions the federal, state and private payors may take in response to the proposed reforms. The Company cannot predict when any suggested reforms will be implemented, if ever, or the effect of any implemented reform on the Company's business. There can be no assurance, however, that any implemented reform will not have a material adverse effect on the Company's business, financial position or results of operations.

         The Company's ability to commercialize its products successfully may depend, in part, on the extent to which reimbursement for the cost of such products and related treatments will be available from government health administration authorities, such as Medicare and Medicaid in the United States, private health insurers and other organizations. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and there can be no assurance that adequate third-party coverage will be available to enable the Company to maintain price levels sufficient to realize an appropriate return on its investment in product development. If adequate coverage and reimbursement levels are not provided by government and third-party payors for use of the Company's products, the market acceptance of those products would be adversely affected.

         LIMITED MARKETING AND SALES CAPABILITY. The Company has limited internal marketing and sales resources and personnel. In order to market any products that it may develop, the Company will have to develop a marketing and sales force with technical expertise and distribution capability. There can be no assurance that the Company will be able to establish sales and distribution capabilities or that the Company or its collaborators will be successful in gaining market acceptance for any products that may be developed by the Company.

         LIMITED MANUFACTURING CAPABILITIES. The Company presently does not have the internal capability to manufacture pharmaceutical products under the current Good Manufacturing Practices ("CGMP") prescribed by the FDA. The Company believes that it has sufficient quantities of TOBI to complete Phase III testing in cystic fibrosis patients and sufficient quantities of PA-1648 to complete Phase I and Phase II testing. The Company intends to negotiate with one or more FDA-inspected suppliers of bulk powdered tobramycin and with other contract manufacturers for packaging of TOBI if it is approved for marketing by the FDA. While the Company believes that it has sufficient quantities of TOBI to complete Phase III testing in cystic fibrosis patients, no assurance can be made that the Company will be able to obtain future supplies of TOBI on favorable terms, if at all, if it receives marketing approval from the FDA. The Company obtains bulk powdered PA-1648 from Kaneka Corporation ("Kaneka"). Pursuant to the Company's license and supply agreements with Kaneka, Kaneka is supplying the Company with PA-1648 for clinical development at no additional charge. The Company has an agreement with Kaneka for the supply of commercial quantities of such product at specified prices if and when the Company receives marketing approval for PA-1648 from the FDA. Kaneka is currently the only known manufacturer of the bulk powdered drug and the Company has no alternative supply source. If the Company is unable to obtain or retain third-party manufacturers on commercially acceptable terms, it may not be able to commercialize its proposed products as planned. The Company's dependence upon third parties for the manufacture of its proposed products may adversely affect the Company's profit margins and its ability to develop and deliver its proposed products on a timely and competitive basis.

         If the Company should encounter delays or difficulties with contract manufacturers in producing, packaging or distributing its proposed products, market introduction and subsequent sales of such products would be adversely affected and the Company may have to seek alternative sources of supply. No assurance can be made that the Company will be able to enter into alternative supply arrangements at commercially acceptable rates, if at all. No assurance can be made that the manufacturers utilized by the Company will be able to provide the Company with sufficient quantities of its products or that the products supplied to the Company will meet the Company's specifications or delivery and other requirements.

         Moreover, contract manufacturers that the Company may use must adhere to CGMP regulations enforced by the FDA through its facilities inspection program. These facilities must pass a pre-approval plant inspection before the FDA will issue a pre-market approval of the product. While the Company does not currently intend to manufacture any pharmaceutical products itself, it may choose to do so in the future. The Company has no experience in the manufacture of pharmaceutical products for clinical trials or commercial purposes. Should the Company decide to manufacture products itself, the Company would be subject to the regulatory requirements described above, would be subject to similar risks regarding delays or difficulties encountered in manufacturing any such pharmaceutical products and would require substantial additional capital. In addition, there can be no assurance that the Company will be able to manufacture any such products successfully and in a cost-effective manner.

         DEPENDENCE ON SOLE SUPPLIER OF PA-1648. Kaneka is currently the only known manufacturer of bulk powdered PA-1648 and the Company has no alternative source of supply. Pursuant to the Company's license and supply agreements with Kaneka, Kaneka is supplying the Company with PA-1648 for clinical development and is obligated to supply commercial quantities of such product if and when the Company receives marketing approval for PA-1648 from the FDA. The Company believes that it has sufficient quantities of PA-1648 to complete Phase I and Phase II clinical testing. However, if, for any reason, the Company is unable to obtain additional quantities of PA-1648 from Kaneka when needed, and the Company is unable to obtain or retain third-party manufacturers of PA-1648 on commercially acceptable terms, it may not be able to commercialize PA-1648 as planned. The Company's dependence upon Kaneka, as the only known supplier of PA-1648, may adversely affect the Company's ability to develop and deliver PA-1648 on a timely and competitive basis.

         COMPETITION. There are many companies, both public and private, including well-known pharmaceutical companies, chemical companies and specialized genetic engineering companies, engaged in developing pharmaceuticals, including biotechnological products, for human therapeutic applications. Many of these companies have substantially greater financial, research and development, manufacturing, marketing and human resources and experience than the Company and represent significant competition for the Company. Such companies may succeed in developing products that are more effective or less costly than any that may be developed by the Company and may also prove to be more successful than the Company in manufacturing and marketing.

         TECHNOLOGICAL CHANGES AND UNCERTAINTY. The Company is engaged in the pharmaceutical business, which is characterized by extensive research efforts and rapid technological progress. New developments in molecular biology, medicinal pharmacology, recombinant DNA technology and other fields of biology and pharmaceutical chemistry are expected to continue at a rapid pace in both industry and academia. There can be no assurance that research and discoveries by others will not render some or all of the Company's programs or drug candidates non-competitive or obsolete.

         The Company's business strategy is based, in part, upon the application of the Company's technology platform, which encompasses various elements from the fields of biotechnology and pharmaceutical chemistry, and the application of these technologies to the discovery and development of pharmaceutical products for the treatment of serious infectious human diseases. This strategy is subject to the risks inherent in the development of new products using new and emerging technologies and approaches. There can be no assurance that unforeseen problems will not develop with these technologies or applications, that the Company will be able to address successfully technological challenges it encounters in its research and development programs or that commercially feasible products will ultimately be developed by the Company.

         DEPENDENCE ON QUALIFIED PERSONNEL. Because of the specialized scientific nature of the Company's business, the Company is highly dependent upon its ability to attract and retain qualified scientific, technical and managerial personnel. The loss of Wilbur H. Gantz, Chief Executive Officer and President, A. Bruce Montgomery, M.D., Senior Vice President, Research and Development, or Alan R. Meyer, Senior Vice President and Chief Financial Officer, would be detrimental to the Company. The Company has entered into employment agreements with Mr. Gantz and Dr. Montgomery, which extend until May 1997. The Company does not maintain insurance on the lives of any of Mr. Gantz, Mr. Meyer or Dr. Montgomery.

         There is intense competition for qualified personnel in the pharmaceutical field, and there can be no assurance that the Company will be able to continue to attract and retain qualified personnel necessary for the development of its business. The loss of the services of existing personnel as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner would be detrimental to the Company's research and development programs and to its business. In addition, the Company's anticipated growth and expansion into areas and activities requiring additional expertise, such as marketing, will require the addition of new management personnel. The failure to attract and retain such personnel could adversely affect the Company's business.

         The members of the Company's Scientific Advisory Board are employed on a full-time basis by academic or research institutions, and serve as consultants to the Company and to certain other companies. Accordingly, such advisors will be able to devote only a portion of their time to the Company's business and research activities. In addition, except for work performed specifically for and at the direction of the Company, the inventions or processes discovered by the Company's scientific advisors will not become the property of the Company, but will be the intellectual property of their respective institutions. In such event, should the Company choose to utilize such technology, it would be necessary to obtain licenses from such institutions. In addition, the agreements executed by Scientific Advisory Board members in connection with their relationships with the Company may conflict with, or be subject to, the rights of their primary employers or other third parties with whom such individuals have consulting relationships.

         NO ASSURANCE OF MARKET ACCEPTANCE. There can be no assurance that the Company's drug candidates will achieve market acceptance. The degree of market acceptance will depend upon a number of factors, including the receipt and timing of regulatory approvals, and the establishment and demonstration in the medical community of the clinical safety, efficacy and cost-effectiveness of the Company's drug candidates and their advantages over existing technologies and therapeutics. There can be no assurance that the Company will be able to manufacture and market successfully its drug candidates even if they perform successfully in clinical applications. Furthermore, there is no assurance that physicians or the medical community in general will accept and utilize any therapeutic products that may be developed by the Company.

         ENVIRONMENTAL MATTERS AND HAZARDOUS MATERIALS. The Company's research and development processes involve the controlled use of hazardous, infectious and radioactive materials. The Company is subject to stringent federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes. There can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws, rules, regulations and policies, or that the business, financial position or results of operations of the Company will not be materially and adversely affected by current or future environmental laws, rules, regulations and policies or by any releases or discharges of materials which could be hazardous.

         In its research activities, the Company utilizes radioactive and other materials that could be hazardous to human health, safety or the environment. These materials and various wastes resulting from their use are stored at the Company's facility pending ultimate use and disposal. Although the Company believes that its safety procedures for handling and disposing of such materials comply with federal, state and local laws, rules, regulations and policies, the risk of accidental injury or contamination from these materials cannot be entirely eliminated. In the event of such an accident, the Company could be held liable for any resulting damages, and any such liability could exceed the Company's resources. The Company does not maintain a separate insurance policy for these types of risks.

         PRODUCT LIABILITY. The Company's business exposes it to potential product liability risks which are inherent in the testing, manufacturing and marketing of human therapeutic products. The Company maintains insurance against product liability and defense costs in the amount of $5 million per occurrence and $5 million in the aggregate. There can be no assurance that claims against the Company arising with respect to products will be successfully defended, that the insurance carried by the Company will be sufficient or that the Company will be able to obtain additional, or maintain its current level of, product liability insurance on acceptable terms. A successful claim against the Company in excess of the Company's insurance coverage could have a material adverse effect on the Company.

         POSSIBLE VOLATILITY OF STOCK PRICE. The market price of the Common Stock has been, and is likely to be, highly volatile as frequently occurs with publicly traded emerging growth companies and biopharmaceutical companies. Factors such as results of clinical trials, announcements of technological innovations or new products by the Company or its competitors, government regulatory action affecting the Company's drug candidates in both the United States and foreign countries, development or disputes concerning patent or proprietary rights and market conditions for emerging growth and biopharmaceutical companies in general, as well as period-to-period fluctuations in financial results, could have a significant impact on the Company's business and the market price of the Common Stock.

         AVAILABILITY OF PREFERRED STOCK FOR ISSUANCE. In addition to its authorized shares of Common Stock, the Company's Amended and Restated Certificate of Incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock ("Preferred Stock"). No shares of Preferred Stock of the Company are currently outstanding, and the Company has no present intention to issue any shares of Preferred Stock. However, because the rights and preferences of any series of Preferred Stock may be set by the Board of Directors in its sole discretion, the rights and preferences of any such Preferred Stock may be superior to those of the Common Stock and thus may adversely affect the rights of the holders of Common Stock. See "Description of Capital Stock-Preferred Stock."

         CERTAIN ANTI-TAKEOVER PROVISIONS. Certain provisions of the Company's Amended and Restated Certificate of Incorporation, By-Laws, as amended, and Delaware law may make a change in control of the Company more difficult to effect, even if a change in control were in the stockholders interest. These provisions include certain super-majority vote requirements contained in the Company's Amended and Restated Certificate of Incorporation and ByLaws, as amended. In addition, the Company's Amended and Restated Certificate of Incorporation allows the Board of Directors to determine the terms of Preferred Stock which may be issued by the Company without approval of the holders of the Common Stock. The ability of the Company to issue Preferred Stock in such manner could enable the

Board of Directors to prevent changes in the management and control of the Company. The Board of Directors is divided into three classes of directors elected for staggered three-year terms. Such staggered terms may affect the ability of the holders of Common Stock to effect a change in control of the Company. See "Description of Capital Stock-Delaware Law and Certain Charter and By-Law Provisions."

         NO DIVIDENDS. The Company has not declared or paid dividends on its Common Stock since its inception and does not intend to declare or pay any dividends to its stockholders in the foreseeable future.

                                 USE OF PROCEEDS

         The Company is unable to predict the time, if ever, when the Options will be exercised and, therefore, is unable to estimate the net proceeds from the exercise of the Options. Accordingly, it is expected that the net proceeds from the sale of the Common Stock underlying the Options will be used by the Company for general corporate purposes. The Company will not receive any proceeds from the sale of the Common Stock by the Selling Security-Holders.

                            SELLING SECURITY-HOLDERS

         As the names and amounts of securities to be sold by Selling Security-Holders become known, the following information will be included in a prospectus supplement: the name and position(s) over the last three years with the Company of each Selling Security-Holder; the number of shares of Common Stock owned by each Selling Security-Holder; the number of shares of Common Stock available to be acquired by each Selling Security-Holder pursuant to the Plans and being registered for resale by the Selling Security-Holders; and the number of shares of Common Stock and the percentage, if 1% or more, of the total class of Common Stock outstanding to be beneficially owned by each Selling Security-Holder following this offering.

                          DESCRIPTION OF CAPITAL STOCK

         The following summary description of the Company's capital stock is qualified in its entirety by reference to the Company's Amended and Restated Certificate of Incorporation.

GENERAL

         The Company is authorized to issue 20,000,000 shares of Common Stock, par value $.001 per share, and 1,000,000 shares of Preferred Stock, $.01 par value per share. At May 31, 1996, there were 13,738,894 shares of Common Stock outstanding held by 54 stockholders of record and no shares of Preferred Stock were outstanding.

COMMON STOCK

         The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to any preferential dividend rights granted to holders of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and any preferential payment to holders of Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. All the outstanding shares of Common Stock are, and the Common Stock to be issued in this offering will be, validly issued, fully paid and nonassessable.

         At May 31, 1996, the Company had outstanding warrants to purchase 77,153 shares of Common Stock at an exercise price of $12.00 per share and 100,514 shares of Common Stock at an exercise price of $14.40 per share. The warrants expire between 1998 and 2001. The warrants do not contain anti-dilution provisions relating to issuances or sales of Common Stock at prices below the exercise price or the then prevailing market price of the Common Stock. The warrants may be exercised in whole or in part. The warrants were issued to certain registered representatives and broker-dealers, and certain consultants in connection with the Company's 1992 private placement, the Company's 1994 private placement and certain consulting activities.

PREFERRED STOCK

         The Company has an authorized class of undesignated Preferred Stock consisting of 1,000,000 shares, $.01 par value per share. The Board of Directors will be authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to 1,000,000 shares of Preferred Stock, in one or more series. Each such series of Preferred Stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

         The stockholders of the Company have granted the Board of Directors authority to issue the Preferred Stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The rights of the holders of Common Stock will be subject to, and may be adverse affected by, the rights of holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

         The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person becomes an interested stockholder, the business consummation is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

         The Company's By-Laws, as amended (the "By-Laws") provide for the division of the Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms. Under the By-Laws, any vacancy of the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may only be filled by voting of a majority of the Directors then in office. The classification of the Board of Directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company.

         The By-Laws provide that special meetings of the stockholders may only be called by the Chairman of the Board of Directors, if any, the Chief Executive Officer, the Secretary of the Company or a majority of the Board of Directors or by stockholders who own in the aggregate 66 2/3% of the outstanding stock of all classes entitled to vote at such meeting. The foregoing provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company.

         The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's Certificate of Incorporation or By-Laws, unless a corporation's Certificate of Incorporation or By-Laws, as the case may be, requires a greater percentage. The Amended and Restated Certificate of Incorporation and By-Laws, as amended, require the affirmative vote of the holders of at least 66 2/3% of the shares of capital stock of the Company issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs.

         The Amended and Restated Certificate of Incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a Director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a Director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the Amended and Restated Certificate of Incorporation contains provisions to indemnify the Company's Directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as Directors.

TRANSFER AGENT

         The Company has appointed Harris Trust and Savings Bank, Chicago, Illinois, as transfer agent for the Common Stock.

                              PLAN OF DISTRIBUTION

         The Shares offered by this Prospectus may be sold from time to time by the Selling Security-Holders or by transferees thereof. No underwriting arrangements have been entered into by the Selling Security-Holders. The distribution of the Shares by the Selling Security-Holders may be effected in one or more transactions that may take place in the over-the-counter market, including ordinary broker's transactions, privately negotiated transactions, or through sales to one or more dealers for resale of such shares as principals, at prevailing market prices at the time of sale, prices related to prevailing market prices, or negotiated prices. Underwriter's discounts and usual and customary or specifically negotiated brokerage fees or commissions may be paid by a Selling Security-Holder in connection with sales of the Shares.

         In order to comply with certain state securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless such Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market-making activities with respect to such Shares for a period of two or nine business days prior to the commencement of such distribution. In addition to, and without limiting, the foregoing, each of the Selling Security-Holders and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-6, and 10b-7, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Security-Holders or any such other person. All of the foregoing may affect the marketability of the Shares. The Company will bear all expenses of the offering, except that the Selling Security-Holders will pay any applicable brokerage fees or commissions and transfer taxes.

                                  LEGAL MATTERS

         The validity of the Shares has been passed upon for the Company by Squadron, Ellenoff, Plesent & Sheinfeld, LLP, 551 Fifth Avenue, New York, New York 10176.

                                     EXPERTS

         The financial statements of the Company as of December 31, 1994 and 1995 and for the period December 10, 1991 (incorporation) through December 31, 1995, and for each of the years in the three year period ended December 31, 1995, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a change in the method of accounting for investments to adopt the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", effective January 1, 1994.
                                     - 12 -

================================================================================


No dealer, salesman, or any other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offering made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the dates as of which such information is furnished.




                     --------------------

                       TABLE OF CONTENTS

                                                           Page
                                                           ----

Available Information......................................  2
Incorporation of Certain Documents by Reference............  2
The Company................................................  3

Risk Factors...............................................  3
Use of Proceeds............................................ 10
Selling Security-Holders................................... 10
Description of Capital Stock............................... 10

Plan of Distribution....................................... 12
Legal Matters.............................................. 12
Experts.................................................... 12



================================================================================



================================================================================

                                _________________


                                  PATHOGENESIS

                                   CORPORATION









                                  COMMON STOCK







                                _________________

                                   PROSPECTUS


                                _________________



                                   JUNE 3, 1996

================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         Incorporated herein by reference and made a part of the Registration Statement are the following documents filed by the Company with the Commission:
(1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (2) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; (3) the Company's Current Report on Form 8-K dated March 6, 1996; and (4) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on November 3, 1995. All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby will be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

         A copy of any and all of the information included in documents (but not exhibits thereto except to the extent exhibits have been incorporated in such documents) that have been incorporated by reference in this Prospectus but which are not delivered with this Prospectus will be provided by the Company without charge to any person to whom this Prospectus is delivered, upon the oral or written request of such person. Such requests should be directed to PathoGenesis Corporation, 201 Elliott Avenue West, Seattle, Washington 98119, Attention:
Secretary.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         The validity of the Common Stock issuable upon the exercise of options granted pursuant to the Plans will be passed upon by Squadron, Ellenoff, Plesent & Sheinfeld, LLP, 551 Fifth Avenue, New York, New York 10176.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

                 Delaware General Corporation Law, Section 102(b)(7), subject to certain exceptions, enables a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders to eliminate or limit personal liability of members of its Board of Directors for violations of a director's fiduciary duty of care. The Company's Certificate of Incorporation includes the following language:

         "To the maximum extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware, a director of this corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of liability to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involved intentional misconduct or knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper benefit."

                 Delaware General Corporation Law, Section 145, permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be not opposed to the best interests of the Company, and, with respect to any criminal action, had reasonable cause to believe his conduct was lawful. The By-Laws of the Company include the following provision:

         "Reference is made to Section 145 and any other relevant provisions of the General Corporation Law of the State of Delaware. Particular reference is made to the class of persons, hereinafter called "Indemnitees," who may be indemnified by a Delaware corporation pursuant to the provisions of such Section 145, namely any person, or the heirs, executors, or administrators of the such person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee, or agent of such corporation or is or was employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. The Corporation shall, and is hereby obligated to, indemnify the Indemnitees, and each of them, in each and every situation where the Corporation is obligated to make such indemnification pursuant to the aforesaid statutory provisions. The Corporation shall indemnify the Indemnitees, and each of them, in each and every situation where, under the aforesaid statutory provisions, the Corporation is not obligated, but is nevertheless permitted or empowered, to make such indemnification, it being understood that, before making such indemnification with respect to any situation covered under this sentence, (i) the Corporation shall promptly make or cause to be made, by any of the methods referred to in subsection (d) of such Section 145, a determination as to whether each Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful; and (ii) that no such indemnification shall be made unless it is determined that such Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful."

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not Applicable.

ITEM 8.  EXHIBITS

         4.1      Form of Amended and Restated Certificate of Incorporation         *
                  (Incorporated herein by reference to Exhibit 3.1 to the
                  Company's Registration Statement - File No. 33-97070 (the "IPO
                  Registration Statement").

         4.2      By-Laws (Incorporated herein by reference to Exhibit 3.2 to       *
                  the IPO Registration Statement).

         4.3      PathoGenesis Corporation 1992 Stock Option Plan (Incorporated     *
                  herein by reference to Exhibit 4.2 to the IPO Registration
                  Statement).

         4.4      PathoGenesis Corporation 1996 Stock Option Plan for               *
                  Non-Employee Directors (Incorporated herein by reference to
                  Exhibit 4.3 to the Company's Annual Report on Form 10-K).

         5        Opinion of Squadron, Ellenoff, Plesent & Sheinfeld, LLP dated
                  May 31, 1996.

         23.1     Consent of Squadron, Ellenoff, Plesent & Sheinfeld, LLP
                  (included in Exhibit 5).

         23.2     Consent of KPMG Peat Marwick LLP.

         24       Power of Attorney (included on the signature page hereof).



- --------------------

* Incorporated by Reference

ITEM 9.  UNDERTAKINGS

         (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 31st day of May, 1996.

                            PATHOGENESIS CORPORATION

                            By: /s/ Wilbur H. Gantz
                                --------------------------
                                Wilbur H. Gantz
                                President

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Wilbur H. Gantz and Alan R. Meyer, or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                                                TITLE                            DATE
         ---------                                                -----                            ----

      /s/ Wilbur H. Gantz                              Chief Executive Officer,                 May 31, 1996
- -----------------------------------                      President and Director
          Wilbur H. Gantz                                (Principal Executive Officer)

      /s/ Alan R. Meyer                                Senior Vice President, Chief             May 31, 1996
- -----------------------------------                      Financial Officer and Director
          Alan R. Meyer                                  (Principal Financial and
                                                          Accounting Officer)

      /s/ Lawrence C. Hoff                             Director                                 May 31, 1996
- -----------------------------------
          Lawrence C. Hoff

      /s/ Edward Mathias                               Director                                 May 31, 1996
- -----------------------------------
          Edward Mathias

      /s/ Michael J. Montgomery                        Director                                 May 31, 1996
- -----------------------------------
          Michael J. Montgomery

      /s/ Talat M. Othman                              Director                                 May 31, 1996
- -----------------------------------
          Talat M. Othman

      /s/ Eugene L. Step                              Director                                 May 31, 1996
- -----------------------------------
          Eugene L. Step

      /s/ Fred Wilpon                                 Director                                 May 31, 1996
- -----------------------------------
          Fred Wilpon

                                  Exhibit Index
                                  -------------

  Exhibit Number                       Description                                          Page
  --------------                       -----------                                          ----
        4.1          Form of Amended and Restated Certificate of Incorporation               *
                     (Incorporated herein by reference to Exhibit 3.1 to the Company's
                     Registration Statement - File No. 33-97070 (the "IPO Registration
                     Statement").

        4.2          By-Laws (Incorporated herein by reference to Exhibit 3.2 to the IPO     *
                     Registration Statement).

        4.3          PathoGenesis Corporation 1992 Stock Option Plan                         *
                     (Incorporated herein  by reference to Exhibit 4.2 to the
                     IPO Registration Statement).

        4.4          PathoGenesis Corporation 1996 Stock Option Plan For Non-Employee        *
                     Directors (Incorporated herein by reference to Exhibit 4.3 to the
                     Company's Annual Report on Form 10-K).

         5           Opinion of Squadron, Ellenoff, Plesent & Sheinfeld, LLP dated May
                     31, 1996.

       23.1          Consent of Squadron, Ellenoff, Plesent & Sheinfeld, LLP (included in
                     Exhibit 5).

       23.2          Consent of KPMG Peat Marwick LLP.

        24           Power of Attorney (included on the signature page hereof).


- --------------------

* Incorporated by Reference